March 20, 2025

Board of Directors

Alpine 4 Holdings, Inc.

Dear Members of the Board,

I am writing to formally submit my resignation from the Board of Directors of Alpine 4 Holdings, Inc., effective today at 5pm PST March 20, 2025. This resignation also extends to my positions of all subsidiaries of Alpine 4, in addition to those subsidiaries from which I previously resigned in January 2025.

The past 11 years with Alpine 4 have been some of the most memorable and painful of my life. Serving on this board has been a profound experience, marked by both significant achievements and challenges. I understand that the process of shutting down Alpine 4 will be difficult, and I stand by ready to advise in any way I can to help ensure a smooth transition during this time.

This decision is not due to any disagreements with my fellow board members or the company’s direction. Instead, it is simply time for me to pursue other opportunities and interests in my life. I remain available to consult with the Board on any open or unresolved matters as needed, and I encourage you to reach out if my assistance would be of value.

I deeply value the friendships we have forged while serving on this board together. It has been a privilege to work alongside each of you, and I will carry these relationships with me as I move forward. I wish you all, and the company’s stakeholders, the very best in the future.

Sincerely,

Kent B. Wilson

Director

Alpine 4 Holding, Inc.   4201 N 24th St, Ste. 150 Phoenix, AZ 85016